EXHIBIT 99.3

AMERICAN CLAIMS EVALUATION, INC.

ANNUAL MEETING OF SHAREHOLDERS ADJOURNED

UNTIL OCTOBER 31, 2007

JERICHO, NY, October 11, 2007: American Claims Evaluation, Inc. (NASDAQ:AMCE) (the “Company”) announced today that it held its Annual Meeting of Shareholders (the “Annual Meeting”) on October 9, 2007. At the Annual Meeting, the following proposals were voted on and approved by a majority of all outstanding shares of common stock (“Shares”): (a) to elect four Directors to the Board of Directors (Proposal #1); (b) to approve an amendment of the Company’s Certificate of Incorporation to amend the purposes for which the Company is organized to engage in (Proposal #2); (c) to approve an amendment of the Company’s Certificate of Incorporation increasing the total number of authorized shares of common stock, par value $.01 per share, from ten (10) million shares to twenty (20) million shares (Proposal #3); (d) to approve an amendment of the Company’s Certificate of Incorporation permitting the Company’s shareholders to act without a meeting by written consent of the holders of less than all of the outstanding shares (Proposal #4); and (e) to approve the Company’s 2007 Stock Incentive Plan (Proposal #6). As the Company’s Proxy Statement for the Annual Meeting indicated, because of the percentage of beneficial ownership of the Company’s Shares held by directors and management, election of the directors nominated and referred to in the Proxy Statement, approval of these proposals was assured.

However, the Company recognized that a number of shareholders had only recently received their proxies and did not have enough time to consider and vote on a proposal to approve an amendment of the Company’s Certificate of Incorporation prescribing a majority vote of the outstanding Shares for the adoption or approval of a plan of merger or consolidation, the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, or a plan of binding share exchanges (“Proposal #5”). The adoption of this proposal requires the affirmative vote of not less than two-thirds of all outstanding Shares entitled to vote. Although 97.7% of all Shares voted to date have been cast in favor of Proposal #5, the Company has not yet received sufficient votes on the proposal for its approval.

Accordingly, the Annual Meeting was adjourned and voting on Proposal #5 was deferred to allow additional time for its shareholders to act upon and consider its approval. The Annual Meeting will be reconvened at the offices of Siller Wilk LLP, 675 Third Avenue, New York, NY 10017, on Wednesday, October 31, 2007, at 11:00 a.m., local time, to act upon this matter.

The Company encourages all shareholders to read the Proxy Statement, dated September 14, 2007, and to submit a proxy indicating their vote on Proposal #5. The record date for shareholders entitled to vote remains August 31, 2007. The Company may consider additional adjournments to allow shareholders additional time to vote on Proposal #5 if sufficient votes have not been received as of the date of the reconvened meeting. Shareholders who need proxy materials are encouraged to contact Gary J. Knauer, Corporate Secretary, at
(516) 938-8000.

American Claims Evaluation, Inc., through its wholly owned subsidiary, RPM Rehabilitation & Associates, Inc., offers a full range of vocational rehabilitation and disability management services.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.